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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a)OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant x
Filed by a party other than the registrant
Check the appropriate box:

         Preliminary proxy statement              Confidential, For Use of the
  ------                                  ------  Commission Only (as
         Definitive proxy statement               permitted by Rule 14a-6(e)(2))
  ------
         Definitive additional materials
  ------
     X   Soliciting material pursuant
  ------ to Rule 14a-12


                       DAIRY MART CONVENIENCE STORES, INC.
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.
| |   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

(1) Title of each class of securities to which transaction applies:


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(2) Aggregate number of securities to which transaction applies:


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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rules 14a-6(i)(l) and 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Book value of the securities computed as of the latest practicable date prior to filing


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(4) Proposed maximum aggregate value of transaction:


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(5) Total fee paid:


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|_| Fee paid previously with preliminary materials:


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|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2)and identify the filing for which the offsetting fee was paid previously. Identify the previous tiling by registration statement number, or the form or schedule and the date of its filing.


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(1) Amount previously paid:


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(2) Form, Schedule or Registration Statement No.:


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(3) Filing party:


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(4) Date filed:


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                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

Contact: Gregory G. Landry
  Vice Chairman and Chief Financial Officer
  (330) 342-6729

                   DM ACQUISITION CORP. TO ACQUIRE DAIRY MART
                  CONVENIENCE STORES, INC. FOR $4.50 PER SHARE

Hudson, Ohio - March 15, 2001--- Dairy Mart Convenience Stores, Inc. (AMEX: DMC) announced that DM Acquisition Corp. has agreed to acquire Dairy Mart in a cash merger for $4.50 per share in cash. DM Acquisition Corp. is controlled by Robert
B. Stein, Jr., the Chairman, President and Chief Executive Officer of Dairy
Mart.

The Agreement provides that DM Acquisition Corp. will be merged with and into Dairy Mart. Each share of Dairy Mart common stock outstanding immediately prior to the merger, other than those owned by Mr. Stein and his affiliates, will be converted into the right to receive $4.50 per share in cash. The board of directors, based on the unanimous recommendation of a special committee of independent directors, has approved the transaction and recommended that Dairy Mart shareholders approve the transaction.

There are currently 5,002,026 shares of Dairy Mart common stock outstanding. The last reported sale price of the common stock on March 14, 2001 was $2.50 per share.

In connection with the merger, Dairy Mart will solicit its subordinated debtholders to exchange their subordinated notes of the Company and receive, for each $10,000 in principal amount of the old notes, $3,870 in principal amount of new notes of Dairy Mart, $6,191.30 in cash and a warrant to purchase common stock of the surviving corporation in the merger. Dairy Mart has entered into an exchange and voting agreement pursuant to which holders of approximately 70% of the subordinated notes have agreed to participate in the exchange.

The merger is subject to customary conditions, including completion of necessary financing arrangements. In addition, the transaction is subject to the approval of holders of a majority of the shares of Dairy Mart common stock voting at a special meeting, excluding those shares held by persons who will have an interest in the buyout entity.

Morgan Keegan & Company, Inc. advised the special committee of Dairy Mart and provided a fairness opinion regarding the proposed transaction.

Dairy Mart owns or operates approximately 546 retail stores in seven states located in the Midwest and Southeast. For more information, visit Dairy Mart's web site at www.dairymart.com.

Dairy Mart and certain other persons named below may be deemed to be participants in the solicitation of proxies. The participants in this solicitation may include the directors and executive officers of Dairy Mart. A detailed list of the names of Dairy Mart's directors and


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officers is contained in Dairy Mart's proxy statement for its 2000 annual meeting, which may be obtained without charge at the SEC's Internet site (http://www.sec.gov) or by directing a request to Dairy Mart at the address provided below.

As of the date of this communication, except as in Dairy Mart's proxy statement for its 2000 annual meeting and other documents filed with the SEC, to the knowledge of Dairy Mart, none of the foregoing participants beneficially owns in excess of 5% of Dairy Mart's common stock and none of the directors or executive officers of Dairy Mart has any material interest, direct or indirect, by security holdings or otherwise, in Dairy Mart.

Statements contained in this release that are not historical facts, including those relating to the merger may constitute forward-looking statements. Factors that could cause actual results to differ materially from those stated or implied in the forward-looking statements include the failure to complete all of the required financing for the transaction, and other factors disclosed in Dairy Mart's periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Dairy Mart will be filing a proxy statement and other relevant documents concerning the transaction with the SEC. Investors are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain the documents free of charge at the SEC's web site (www.sec.gov) and from the Company by calling or writing to Marilyn Salvucci, Investor Relations at (330) 342-6756 or at Dairy Mart Convenience Stores, Inc., 300 Executive Parkway West, Hudson, OH 44236.